Exhibit 10

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT, dated as of March 16, 2016 (“Agreement”), between JPMorgan Chase Bank, N.A., as depositary (the “Depositary”) and Nokia Corporation (“Buyer”).

WHEREAS, Alcatel Lucent S.A. (the “Company”), the Depositary and all holders from time to time of American Depositary Receipts (“ADRs”) evidencing American Depositary Shares of the Company (“ADSs”) are parties to the Amended and Restated Deposit Agreement dated as of January 10, 2013 (the “Deposit Agreement”);

WHEREAS, the Deposit Agreement terminated on February 24, 2016 (the “ADR Termination Date”);

WHEREAS, according to the terms and conditions of the Deposit Agreement and subject to certain qualifications, after April 25, 2016 (the “Expiration Date”), the Depositary may sell any remaining deposited Shares (as defined in the Deposit Agreement) in such manner as it may determine; and

WHEREAS, this Agreement sets forth the terms and conditions upon which the Depositary will sell to Buyer, and Buyer will purchase from the Depositary, the Sale Shares (as defined below).

NOW, THEREFORE, the parties agree as follows:

1. Definitions. For purposes of this Agreement:

(a) “Aggregate Consideration” means the aggregate number of Buyer Shares determined by multiplying 0.55 by the total number of Sale Shares, rounded up to the nearest whole Buyer Share;

(b) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Helsinki (Finland) or New York City (New York, United States) are authorized or obligated by law or executive order to close;

(c) “Buyer Shares” means newly issued shares of Buyer, being issued pursuant to the share issue resolution adopted by the Board of Directors of the Buyer on March 16, 2016;

(d) “Closing” means the closing of the purchase and sale of the Sale Shares hereunder;

(e) “Closing Time” means either (i) 09:00 a.m. Central European Time (CET) on the latest to occur of (a) May 9, 2016, and (b) the date on which all of the conditions to the Closing set out in Section 3 are satisfied or (to the extent permitted by applicable law) waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or (ii) such other time as is mutually agreed to by the Depositary and Buyer;

(f) “Sale Shares” means:

(i) 444,401,043 Shares, being the Shares that remain deposited under the Deposit Agreement as of the open of business of the date hereof; less

(ii) any Shares that the Depositary is required to deliver to the Holders upon surrender of the ADRs in accordance with the provisions of the Deposit Agreement between the date of this Agreement and the Expiration Date; and

(g) any other terms used and not otherwise defined in this Agreement have meanings given to them in the Deposit Agreement.

2. Purchase and Sale of Shares.

(a) Subject to the terms and conditions of this Agreement, at the Closing Time, the Depositary shall sell, assign and transfer to Buyer all the Sale Shares, free and clear of any lien, claim, charge, encumbrance, security interest, mortgage or adverse claim created by the Depositary, and Buyer shall purchase, acquire and accept the Sale Shares from the Depositary in exchange for the Aggregate Consideration.

(b) In furtherance and not in limitation of the foregoing, the Depositary, acting in its capacity as such under the Deposit Agreement, hereby subscribes for the Buyer Shares constituting the Aggregate Consideration in exchange for the Sale Shares, pursuant and subject to the terms and conditions of this Agreement.

3. Closing Conditions.

(a) The obligations of each of the Depositary and Buyer to effect the Closing are subject to the absence of any preliminary or permanent injunction, temporary or permanent restraining order or decree issued by any court, governmental authority or regulatory agency of competent jurisdiction restraining or prohibiting the Closing, making the transactions contemplated by this Agreement illegal or causing any of the transactions contemplated by this Agreement to be rescinded following completion thereof.

(b) The obligations of the Depositary to effect the Closing are further subject to:

(i)	Board of Directors of the Buyer having passed a share issuance resolution with respect to the Buyer Shares constituting the Aggregate Consideration, consistent with the terms hereof;

(ii)	the representations and warranties of Buyer set forth in Section 6 being true and correct in all material respects as of the date hereof and as of the Closing Time;

(iii)	the performance in all material respects by Buyer of all of the covenants set forth herein to be performed by it on or prior to the Closing Time; and

(iv)	the delivery by the Buyer of a certificate signed by a duly authorized officer certifying that the conditions set forth in clauses (i)—(iii) of this Section 3(b) have been fulfilled.

(c)	The obligations of Buyer to effect the Closing are further subject to:

(i)	the representations and warranties of the Depositary set forth in Section 5 being true and correct in all material respects as of the date hereof and as of the Closing;

(ii)	the performance in all material respects by the Depositary of all of the covenants set forth herein to be performed by it on or prior to the Closing Time; and

(iii)	the delivery by the Depositary of a certificate signed by a duly authorized officer certifying that the conditions set forth in clauses (i) and (ii) of this Section 3(c) have been fulfilled.

4. Closing Mechanics.

(a) On or before five (5) Business Days prior to the Closing Time the Buyer shall have cancelled any and all ADSs directly or beneficially held by Buyer.

(b) Approximately three (3) Business Days prior to Closing Time, the Depositary shall notify the Buyer of the total number of the Sale Shares.

(c) Not less than one (1) Business Day prior to the Closing Time, the Depositary will provide the Buyer with Buyer Share delivery instructions sufficient to enable the Buyer Shares to be delivered to Depositary.

(d) At the Closing Time, the Depositary shall cause its custodian under the Deposit

Agreement (the “Custodian”) to deliver the Sale Shares to an account within Euroclear France to be specified in writing by Buyer at least two (2) Business Days before the Closing Time and,

Buyer shall use its best efforts to cause its bank, broker, custodian or other nominee within

Euronext Paris to confirm the delivery of the Sale Shares and, prior to the close of business on the date of Closing, certify or otherwise confirm such delivery in writing to Buyer.

(e) Within one (1) Business Day after the Sale Shares are delivered in Buyer’s account and Buyer’s bank, broker, custodian or other nominee within Euronext Paris certifies such delivery in writing, Buyer shall deliver the Aggregate Consideration in form of Buyer Shares or (at Buyer’s discretion) interim shares representing such Buyer Shares to an account in Finland to be specified in writing by the Depositary.

(f) If Buyer delivers interim shares representing Buyer Shares to the Depositary pursuant to Section 4(d), then within two (2) Business Days after the Sale Shares are delivered in the Buyer’s account and Buyer’s bank, broker, custodian or other nominee within Euronext Paris certifies such delivery in writing, without any action being required on the part of the Depositary or its agents, Buyer shall replace such interim shares representing Buyer Shares with final Buyer Shares.

(g) Within two Business Days after the Sale Shares are delivered in Buyer’s account, and Buyer’s bank, broker, custodian or other nominee within Euronext Paris certifies such delivery in writing, the Buyer shall register the Buyer Shares comprising the Aggregate Consideration with the Finnish Trade Register and enter such Buyer Shares into the book-entry system maintained by Euroclear Finland Ltd.

(h) All actions to be taken and all documents to be executed and delivered by all parties at the Closing shall be conditioned upon and subject to the taking and delivery, at the Closing Time, of all other actions to be taken and documents to be executed and delivered at the Closing Time and if any such action is not taken or any such document is not delivered at the Closing Time, no actions shall be deemed to have been taken nor shall any documents be deemed to have been executed and delivered.

5. Representations and Warranties of the Depositary. The Depositary represents and warrants to Buyer as follows:

(a) the Depositary has the necessary corporate power and authority to execute, deliver and carry out the provisions of this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(b) this Agreement has been duly and validly authorized, executed and delivered by the Depositary and, assuming due authorization, execution and delivery by and on behalf of Buyer, constitutes a legal, valid and binding obligation of the Depositary, enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other laws relating to creditors’ rights generally;

(c) as of the date hereof and at the Closing Time, the Depositary has not created any lien, claim, charge, encumbrance, security interest, mortgage or adverse claim on the Sale Shares; and

(d) under the Deposit Agreement, every person depositing Shares under the Deposit Agreement represented and warranted that (a) such Shares and the certificates therefor were duly authorized, validly issued and outstanding, fully paid, nonassessable and legally obtained by such person (b) all pre-emptive and comparable rights, if any, with respect to such Shares were validly waived or exercised, (c) that the person making such deposit was duly authorized so to do, (d) the Shares presented for deposit were free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim; assuming the veracity of such representations and warranties, the Depositary is not aware of any circumstances that would render such representations and warranties not to be true as of the Closing Time.

6. Representations and Warranties of Buyer. Buyer represents and warrants to the Depositary as follows:

(a) Buyer has the necessary corporate power and authority to execute, deliver and carry out the provisions of this Agreement and consummate the transactions contemplated hereby, and has taken or will take at or prior to Closing all necessary action to authorize the execution, delivery and performance of this Agreement;

(b) this Agreement has been duly and validly authorized, executed and delivered by Buyer and, assuming due authorization, execution and delivery by and on behalf of the Depositary, constitutes a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other laws relating to creditors’ rights generally;

(c) the Buyer Shares constituting the Aggregate Consideration, whether represented by interim shares representing Buyer Shares or final Buyer Shares, have been duly authorized and, upon issuance in accordance with this Agreement, will be issued to the Depositary with good and valid title to such Buyer Shares, free and clear of any lien, claim, charge, encumbrance, security interest, mortgage or adverse claim of whatever nature, and, assuming accuracy of the representations and warranties of the Depositary set forth in Section 5 such Buyer Shares will, upon registration with the Finnish Trade Register, be validly issued, fully-paid and non-assessable, and not subject to any restrictions on the transfer thereof in Finland and, with respect to the final Buyer Shares only, France. No registration of the Buyer Shares, whether represented by interim shares representing Buyer Shares or final Buyer Shares, is required under the U.S. Securities Act of 1933, as amended, for the offer or issuance of the Buyer Shares by Buyer to the Depositary in the manner contemplated herein;

(d) to the extent the Buyer Shares are delivered in interim form, such interim shares representing the Buyer Shares will be listed for trading, and may be freely traded, on Nasdaq Helsinki; and after registration of the Buyer Shares with the Finnish Trade Register and their entry into the book-entry system maintained by Euroclear Finland Ltd. the final Buyer Shares will replace the interim shares representing Buyer Shares with no action being required on the part of the Depositary or its agents; and

(e) the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with any provision of the organizational documents of Buyer, (ii) result in the imposition of any liens, equities, claims, options, proxies, voting agreements, charges or encumbrances of whatever nature under, cause or permit the acceleration of any obligation under, or violate or conflict with the terms, conditions or provisions of, any note, indenture, security agreement, lease, guaranty, joint venture agreement, or other contract, agreement or instrument to which Buyer is a party or by which Buyer or any of the Aggregate Consideration (whether represented by interim shares representing Buyer Shares or final Buyer Shares) is bound, or (iii) result in a breach or violation by Buyer of any applicable law, rule or regulation or any applicable order, injunction, judgment or decree of any court, governmental authority or regulatory agency.

7. Taxes.

(a) The Buyer has consulted with its tax counsel and, based on such consultation, hereby advises the Depositary that no stamp duty, transfer taxes or other similar taxes or governmental fees or charges or, assuming that (i) the Depositary will not carry out the sale of the Sale Shares, the acquisition of the Buyer Shares or the sale of the Buyer Shares through a permanent establishment in Finland or in France, (ii) the Depositary has not held, at any point in time in the past five years, more than 25% in the financial rights in the Company and (iii) the Depositary is not established, constituted or domiciled in a non-cooperative state or territory within the meaning of Article 238-0 A of the French tax code (being, on the date hereof, Botswana, Brunei, the Marshall Islands, Guatemala, Niue and Nauru), capital gains taxes (collectively, “Taxes”) are payable by the Depositary to the government or other taxing authority in France or in Finland in connection with the Depositary’s performance of this Agreement and the consummation of the transactions contemplated hereby, including without limitation the sale by the Depositary of the Sale Shares to Buyer, the acquisition by the Depositary of the Buyer Shares constituting the Aggregate Consideration (whether represented by interim shares representing Buyer Shares or final Buyer Shares), and the sale of such Buyer Shares on Nasdaq Helsinki through a qualified dealer against fixed cash compensation.

(b) The Buyer has consulted with its tax counsel and, based on such consultation, hereby advises the Depositary that the Buyer shall pay the French financial transaction tax to the French tax authority that arises in connection with the execution, delivery and performance of this Agreement and the sale, assignment and transfer of the Sale Shares contemplated herein and the Buyer shall procure that their custodian as the responsible party for the purposes of the French financial transaction tax rules shall account for, pay and report the French financial transaction tax to the French tax authority.

8. Beneficial Ownership Filings; Notice of Depositary. Promptly upon execution hereof, Buyer will file an amended Schedule 13D/A with the SEC, including a copy of this Agreement, and provide similar disclosures under other applicable laws, including Finnish law. At the Depositary’s discretion, the Depositary may release a market announcement notifying market participants of this Agreement and that, pursuant to the terms of the Deposit Agreement, holders of ADSs will be entitled to their pro rata share (on a per ADS basis) of net cash proceeds from any sale of the Buyer Shares (after giving effect to any deductions provided for under the Deposit Agreement) by the Depositary.

9. Post-Closing Actions.

(a) Without limiting the other terms of this Agreement, after the Closing, Buyer shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer that may be required to convey and deliver to the Depositary the Buyer Shares included in the Aggregate Consideration and to perfect the Depositary’s title thereto and to accomplish the transactions contemplated by this Agreement.

(b) Without limiting the other terms of this Agreement, the Depositary shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer that may be reasonably required to the extent necessary to complete the delivery of the Sale Shares to Buyer through Euronext.

10. Termination.

(a) Prior to the Closing, this Agreement may be terminated and shall be of no further force or effect in the following events:

(i)	upon the written consent of each party hereto;

(ii)	by either party, if the Closing has not occurred on or before August 31, 2016 (the “Outside Date”); provided that the right to terminate pursuant to this Section 10(a)(ii) is not available to a party whose material breach of its covenants and agreements set forth in this Agreement was the primary cause of the failure of the Closing to occur by the Outside Date;

(iii)	by either party, if an injunction, restraining order or decree is issued by any court, governmental authority or regulatory agency of competent jurisdiction or any other restriction under applicable laws shall have been imposed that restrains or prohibits the consummation of the transactions contemplated by this Agreement, and such injunction, restraining order, decree or restriction becomes final and non-appealable;

(iv)	by the Depositary if there has been a material breach, inaccuracy in or failure to perform any representation, warranty or covenant made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 3 and such breach, inaccuracy or failure (A) cannot be cured or (B) if capable of being cured, was not cured by Buyer by the earlier of (1) thirty (30) days after written notice thereof was given by the Depositary to Buyer or (2) the Outside Date; provided that the right to terminate pursuant to this Section 10(a)(iv) shall not be available to the Depositary if it is in material breach of any provision of this Agreement; or

(v)	by Buyer if there has been a material breach, inaccuracy in or failure to perform any representation, warranty or covenant made by the Depositary pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 3 and such breach, inaccuracy or failure (A) cannot be cured or (B) if capable of being cured, was not cured by the Depositary by the earlier of (1) thirty (30) days after written notice thereof was given by Buyer to the Depositary or (2) the Outside Date; provided that the right to terminate pursuant to this Section 10(a)(v) shall not be available to Buyer if it is in material breach of any provision of this Agreement.

(b) In the event of the termination of this Agreement in accordance with the provisions of Section 10(a), written notice thereof shall promptly be given to the other party hereto and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto and without any further liability or obligation hereunder on the part of any party hereto or its respective affiliates; provided, however, that, notwithstanding a termination of this Agreement, each of the parties hereto shall remain liable for any prior breach of its respective covenants or representations hereunder.

11. Miscellaneous.

(a) All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the Closing.

(b) All fees and expenses incurred by any of the parties hereto shall be borne by the party incurring such fees and expenses.

(c) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

(d) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. The parties may not and shall not assign their respective obligations hereunder without the prior written consent of the other party and any assignment in violation of this sentence shall be void. Nothing contained in this Agreement shall be deemed to give rise to any right in a person not a party hereto to seek enforcement of, or damages arising out of any alleged default with respect to, any provisions of this Agreement.

(e) All notices and other communications under this Agreement shall be in writing and delivery thereof shall be deemed to have been made either (i) one (1) Business Day after such notice shall have been deposited with a nationally-recognized overnight courier service, or

(ii) when delivered by hand or transmitted by e-mail transmission, to the party entitled to receive the same at the address or e-mail address indicated below or at such other address or e-mail address as such party shall have specified by written notice to the other parties hereto given in accordance herewith:

if to the Depositary, addressed to:

JPMorgan Chase Bank, N.A.

4 New York Plaza, Floor 12

New York, New York, 10004

Attention: Depositary Receipts Group

Emails: gregory.a.levendis@jpmorgan.com

             ADR_transactions@jpmorgan.com

with a copy (which shall not constitute notice) to:

Ziegler, Ziegler & Associates LLP

570 Lexington Avenue, Suite 2405

New York, New York 10022

Attention: Scott A. Ziegler

E-mail address: Ziegler@zza.net

if to Buyer, addressed to:

Nokia Corporation

Karaportti 3

02610 Espoo

Finland

Attn: General Counsel

Email: maria.varsellona@nokia.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

London E14 5DS

United Kingdom

Attention: Scott Simpson

                  Michal Berkner

E-mail address: scott.simpson@skadden.com

                           michal.berkner@skadden.com

(f) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(g) Each of Buyer and the Depositary have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be interpreted and construed as if drafted jointly by Buyer and the Depositary and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(h) Prior to the Closing, each party shall promptly notify the other party in writing upon becoming aware of any events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which would reasonably be likely to result in a material breach of a representation or warranty or covenant of such party in this Agreement or which would reasonably be likely to have the effect of making any representation or warranty of such party in this Agreement untrue or incorrect in any material respect; provided that a breach of this Section 13(h) shall not be considered for purposes of determining the satisfaction of the closing conditions set forth in Section 3.

(i) Buyer agrees, except to the extent expressly prohibited by Finnish law, to reimburse, indemnify and hold harmless the Depositary and its agents and affiliates (other than J.P. Morgan Limited in its capacity as investment banker to Buyer in connection with the Buyer’s offer to purchase all outstanding shares of the Company) (each, a “Concerned Party”) from and against any and all claims, actions, judgments, damages, losses, liabilities, costs, penalties, transfer or other taxes, and documented expenses (including without limitation reasonable attorney’s fees and expenses) (each, a “Loss”) which may be paid, incurred or suffered by any Concerned Party, or to which any Concerned Party may become subject, arising out of or incident to (a) the untruth, inaccuracy or breach of any representation or warranty made by Buyer hereunder, (b) the failure of Buyer to perform any agreement, covenant or obligation required by this Agreement to be performed by it, (c) the sale by the Depositary of the Sale Shares to Buyer, except to the extent a Loss described in this clause (c) is caused by such Concerned Party’s gross negligence or willful misconduct, or (d) the issuance by the Buyer of the Buyer Shares constituting the Aggregate Consideration (whether represented by interim shares representing Buyer Shares or final Buyer Shares) in accordance with the terms and conditions of this Agreement. Prior to making a claim against Buyer pursuant to the Section 11(i)(c), the Concerned Party shall seek, in good faith, the indemnification of the Company under the Deposit Agreement (but need not exhaust all its rights against the Company in connection therewith), which claim against the Buyer in accordance herewith may include reasonable costs and expenses incurred in pursuing claims against the Company. The provisions of this Section 11(i) shall survive the termination or expiration of this Agreement.

(j) Subject to the next sentence of this subparagraph, this Agreement is governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts to be performed wholly in such state, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and permitted assigns of the parties hereto. Notwithstanding the foregoing, the subscription and issuance of the Buyer Shares and the delivery thereof to the Depositary pursuant to this Agreement is governed by and construed in accordance with the laws of Finland.

(k) Each of Buyer and the Depositary hereby irrevocably consents and agrees that any legal action or proceeding against it or any of its assets with respect to any of the obligations arising under or relating to this Agreement shall be brought by Buyer or by the Depositary exclusively in any state or federal court sitting in the Borough of Manhattan, City and State of New York, and by execution and delivery of this Agreement, Buyer and the Depositary hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, the exclusive jurisdiction of the aforesaid courts and irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any action therein. Each party hereto agrees that the summons and complaint or any other process in any action may be served by notice given in accordance with this Agreement, or as otherwise permitted by law. Each party hereto irrevocably waives the right to trial by jury. The Buyer has appointed Nokia USA Inc., 6000 Connection Drive, Irving, Texas 75039, as its authorized agent upon which process may be served in any action arising out of or incident to this Agreement.

(l) This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but may only be amended by an instrument in writing signed by each of the parties hereto.

(m) This Agreement may be executed in any number of counterparts, including via electronic means, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (including “.pdf”, “.tif” or similar format) shall be effective as delivery of a manually executed counterpart hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, and intending to be legally bound hereby, each of the undersigned parties has executed or caused this Agreement to be executed on the date first above written.

JPMORGAN CHASE BANK, N.A.

By:	/s/ David Shulman
Name:	David Shulman
Title:	Executive Director

[Signature Page to Share Purchase Agreement]

NOKIA CORPORATION

By:	/s/ Päivi Kuitunen
Name:	Päivi Kuitunen
Title:	Authorized signatory

By:	/s/ Riikka Tieaho
Name:	Riikka Tieaho
Title:	Vice President, Corporate Legal

[Signature Page to Share Purchase Agreement]